FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

•	Q3 Pretax Income of $225 Million Increased 29% from the Prior Year

•	Q3 Earnings of $0.37 Per Share; Prior Year Earnings of $5.87 Per Share Reflect the Reversal of $2.1 Billion of the Company’s Deferred Tax Asset Valuation Allowance

•	Home Sale Revenues Increased 4% to $1.6 Billion Driven by an 8% Increase in Average Selling Price to $334,000

•	Gross Margin of 22.9%, Which Includes the Impact of Acquisition Accounting Adjustments Associated with its Purchase of the Homebuilding Assets of Dominion Homes, Increased 200 Basis Points Over 2013

•	Q3 Absorption Pace Increased 5% Excluding Impact of Dominion Acquisition

•	Q3 Backlog Value Increased 8% to $2.6 Billion on a Unit Backlog Increase of 5% to 7,934 Homes, Inclusive of Assumed Dominion Backlog

•	In a Separate Release, the Company Announced a 60% Increase of its Quarterly Dividend to $0.08 Per Share and Expansion of its Share Repurchase Authorization by $750 Million

Atlanta, GA, October 23, 2014 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2014. For the quarter, the Company reported net income of $141 million, or $0.37 per share. Net income for the period reflects $84 million, or $0.22 per share, of income tax expense. Prior year net income of $2.3 billion, or $5.87 per share, reflects $2.1 billion, or $5.42 per share, of income tax benefit primarily related to the reversal of the Company’s deferred tax asset valuation allowance.

“I am extremely pleased with the benefits we continue to realize from our Value Creation strategy and with the resulting balance sheet strength and flexibility we have today,” said Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer of PulteGroup. “By remaining disciplined in our construction and land investment practices, we continue to improve our returns on invested capital while positioning the Company to take advantage of market opportunities.

“Our view of the U.S. housing market remains positive, as continued improvements in both the economy and employment provide ongoing support to an industry that continues to benefit from low inventory, low mortgage rates and favorable demographic trends. Further, we are encouraged by proposed changes at FHFA which have the potential to improve mortgage availability, particularly for first-time homebuyers. Consistent with our expectation for an ongoing recovery in housing, we have authorized $2.4 billion for land investment in 2015, an increase of $600 to $700 million over our expected 2014 land expenditures.

“Our first priority in allocating capital is to invest responsibly in our business, and then to return excess funds to shareholders in the form of dividends and share repurchases on a routine and systematic basis. Given the strong cash flows we expect to realize in the future, our Board has approved a 60% increase of PulteGroup’s quarterly dividend to $0.08 per share and a $750 million increase in our share repurchase authorization. By intelligently investing in our business while routinely returning funds to shareholders, we are aligning our capital allocation decisions with our Value Creation strategy and our fundamental goal of increasing long-term total shareholder returns.”

Third Quarter Results

On August 25, 2014, PulteGroup announced that it had acquired certain real estate assets from Dominion Homes, including control of approximately 8,200 lots and the assumption of 622 homes in backlog. PulteGroup’s third quarter results, which reflect the contribution from these assets for approximately 5 weeks of the quarter, include 64 signups and 86 closings from 33 communities.

Home sale revenues for the third quarter increased 4% from the prior year to $1.6 billion. Higher revenues for the period were driven by an 8% increase in average selling price to $334,000, partially offset by a 4% decrease in closings to 4,646 homes. The higher average selling price realized in the quarter reflects price increases implemented by the Company in our move-up and active adult communities which typically carry higher selling prices.

For the third quarter, pretax income from homebuilding operations increased 31% to $214 million, compared with prior year pretax income of $164 million. The Company's home sale gross margin for the period was 22.9%, an increase of 200 basis points over the prior year. Reported gross margin for the period was impacted by acquisition accounting adjustments associated with the Company’s purchase of Dominion homebuilding assets. Homebuilding SG&A expense for the quarter was $147 million, or 9.5% of home sale revenues.

Net new orders for the third quarter totaled 3,779 homes, which is comparable with the prior year. On a dollar basis, signup value was $1.3 billion, which is up 3% from the third quarter of 2013. The Company ended the quarter with 600 active communities, which is consistent with the prior year. PulteGroup's quarter-end backlog of 7,934 homes, including backlog relating to acquired Dominion assets, was valued at $2.6 billion, compared with prior year backlog of 7,522 homes with a value of $2.4 billion.

The Company's financial services operations reported third quarter pretax income of $11 million, which is comparable with prior year results. Mortgage capture rate for the quarter was 80%, which is consistent with the same quarter last year.

During the quarter, PulteGroup invested $525 million in land acquisition and development, raising its total land spend through the first nine months of 2014 to $1.25 billion. The Company also repurchased 2.7 million shares of common stock for $50.3 million, or an average price of $18.85 per share. PulteGroup ended the quarter with $1.2 billion of cash.

Company Significantly Increases Dividend and Share Repurchase Authorization

In a separate press release issued today, PulteGroup announced that its Board of Directors voted to increase its quarterly dividend by 60% to $0.08 per share. The Board also approved an increase in the Company’s share repurchase authorization of $750 million. At the end of the third quarter, the Company had $85 million available under its existing repurchase authorization.

A conference call discussing PulteGroup's third quarter 2014 results is scheduled for Thursday, October 23, 2014, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb and DiVosta Homes, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com and www.divosta.com.

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Homebuilding
Home sale revenues	$1,551,226	$1,491,959	$3,885,703	$3,811,386
Land sale revenues	10,047	55,783	24,558	102,299
	1,561,273	1,547,742	3,910,261	3,913,685
Financial Services	33,452	34,336	89,544	110,571
Total revenues	1,594,725	1,582,078	3,999,805	4,024,256

Homebuilding Cost of Revenues:
Home sale cost of revenues	1,195,369	1,180,137	2,976,665	3,072,425
Land sale cost of revenues	3,539	49,933	15,382	92,661
	1,198,908	1,230,070	2,992,047	3,165,086
Financial Services expenses	22,623	23,244	48,058	68,867
Selling, general and administrative expenses	147,136	138,637	521,791	418,794
Other expense, net	2,406	17,055	25,561	79,166
Interest income	(1,205)	(1,036)	(3,431)	(3,321)
Interest expense	210	171	625	544
Equity in (earnings) loss of unconsolidated entities	(281)	(785)	(7,483)	(282)
Income before income taxes	224,928	174,722	422,637	295,402
Income tax expense (benefit)	84,383	(2,107,162)	165,393	(2,104,661)
Net income	$140,545	$2,281,884	$257,244	$2,400,063

Per share:
Basic earnings	$0.37	$5.92	$0.68	$6.20
Diluted earnings	$0.37	$5.87	$0.67	$6.14
Cash dividends declared	$0.05	$0.10	$0.15	$0.10

Number of shares used in calculation:
Basic	373,531	382,883	376,097	384,159
Effect of dilutive securities	3,761	3,220	3,723	3,745
Diluted	377,292	386,103	379,820	387,904

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	September 30, 2014	December 31, 2013

ASSETS

Cash and equivalents	$1,221,817	$1,580,329
Restricted cash	25,003	72,715
House and land inventory	4,431,801	3,978,561
Land held for sale	93,162	61,735
Land, not owned, under option agreements	16,817	24,024
Residential mortgage loans available-for-sale	236,372	287,933
Investments in unconsolidated entities	40,295	45,323
Other assets	500,744	460,621
Intangible assets	126,340	136,148
Deferred tax assets, net	1,922,294	2,086,754
	$8,614,645	$8,734,143

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$299,004	$202,736
Customer deposits	192,551	134,858
Accrued and other liabilities	1,327,819	1,377,750
Income tax liabilities	196,214	206,015
Financial Services debt	71,594	105,664
Senior notes	1,817,054	2,058,168
	3,904,236	4,085,191

Shareholders' equity	4,710,409	4,648,952

	$8,614,645	$8,734,143

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net income	$257,244	$2,400,063
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Deferred income tax expense	164,460	(2,108,756)
Depreciation and amortization	28,864	23,134
Stock-based compensation expense	21,290	21,570
Equity in (earnings) loss of unconsolidated entities	(7,483)	(282)
Distributions of earnings from unconsolidated entities	4,824	1,693
Loss on debt retirements	8,584	26,930
Other non-cash, net	8,211	12,314
Increase (decrease) in cash due to:
Restricted cash	(689)	1,654
Inventories	(384,571)	89,040
Residential mortgage loans available-for-sale	49,600	21,967
Other assets	(12,802)	(29,989)
Accounts payable, accrued and other liabilities	74,102	97,607
Income tax liabilities	(9,799)	(1,995)
Net cash provided by (used in) operating activities	201,835	554,950
Cash flows from investing activities:
Distributions from unconsolidated entities	7,624	200
Investments in unconsolidated entities	(9)	(1,057)
Net change in loans held for investment	(6,338)	236
Change in restricted cash related to letters of credit	48,401	875
Proceeds from the sale of property and equipment	83	9
Capital expenditures	(41,888)	(18,354)
Cash used for business acquisitions	(77,469)	—
Net cash provided by (used in) investing activities	(69,596)	(18,091)
Cash flows from financing activities:
Financial Services borrowings (repayments)	(34,070)	(23,697)
Other borrowings (repayments)	(250,631)	(477,220)
Stock option exercises	6,034	18,549
Stock repurchases	(155,140)	(89,940)
Dividends paid	(56,944)	(19,317)
Net cash provided by (used in) financing activities	(490,751)	(591,625)
Net increase (decrease) in cash and equivalents	(358,512)	(54,766)
Cash and equivalents at beginning of period	1,580,329	1,404,760
Cash and equivalents at end of period	$1,221,817	$1,349,994

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(23,236)	$(18,304)
Income taxes paid (refunded), net	$(1,054)	$(792)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
HOMEBUILDING:
Home sale revenues	$1,551,226	$1,491,959	$3,885,703	$3,811,386
Land sale revenues	10,047	55,783	24,558	102,299
Total Homebuilding revenues	1,561,273	1,547,742	3,910,261	3,913,685

Home sale cost of revenues	1,195,369	1,180,137	2,976,665	3,072,425
Land sale cost of revenues	3,539	49,933	15,382	92,661
Selling, general and administrative expenses	147,136	138,637	521,791	418,794
Equity in (earnings) loss of unconsolidated entities	(233)	(749)	(7,391)	(186)
Other expense, net	2,406	17,055	25,561	79,166
Interest income, net	(995)	(865)	(2,806)	(2,777)
Income before income taxes	$214,051	$163,594	$381,059	$253,602

FINANCIAL SERVICES:
Income before income taxes	$10,877	$11,128	$41,578	$41,800

CONSOLIDATED:
Income before income taxes	$224,928	$174,722	$422,637	$295,402

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Home sale revenues	$1,551,226	$1,491,959	$3,885,703	$3,811,386

Closings - units
Northeast	383	532	1,072	1,212
Southeast	833	823	2,265	2,209
Florida	754	760	1,944	1,992
Texas	963	976	2,629	2,833
North	1,098	926	2,406	2,333
Southwest	615	800	1,564	2,223
	4,646	4,817	11,880	12,802
Average selling price	$334	$310	$327	$298

Net new orders - units
Northeast	336	405	1,160	1,519
Southeast	756	714	2,460	2,560
Florida	650	589	2,274	2,094
Texas	735	813	3,046	2,881
North	778	720	2,658	2,665
Southwest	524	540	1,822	2,147
	3,779	3,781	13,420	13,866
Net new orders - dollars (a)	$1,251,081	$1,210,976	$4,453,895	$4,312,597

Unit backlog
Northeast			709	929
Southeast			1,248	1,262
Florida			1,243	1,167
Texas			1,667	1,503
North			2,087	1,599
Southwest			980	1,062
			7,934	7,522
Dollars in backlog			$2,615,288	$2,432,747

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
MORTGAGE ORIGINATIONS:
Origination volume	2,899	3,126	7,482	8,660
Origination principal	$724,025	$733,433	$1,816,827	$1,998,697
Capture rate	80.3%	79.5%	79.7%	80.5%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Interest in inventory, beginning of period	$210,603	$298,575	$230,922	$331,880
Interest capitalized	32,025	35,962	98,793	118,527
Interest expensed	(52,286)	(68,013)	(139,373)	(183,883)
Interest in inventory, end of period	$190,342	$266,524	$190,342	$266,524
Interest incurred	$32,025	$35,962	$98,793	$118,527